                    NEWS RELEASE

C&J Energy Services Announces Full Year and Fourth Quarter 2018 Financial Results

HOUSTON, TEXAS, February 21, 2019 – C&J Energy Services, Inc. (“C&J” or the “Company”) (NYSE: CJ) today announced financial and operating results for the full year and fourth quarter ended December 31, 2018.

Full Year 2018 Results and Highlights

•	Grew consolidated revenue 35.6% year-over-year to $2.2 billion

•	Generated a net loss of $130.0 million with consolidated Adjusted EBITDA(1) of $283.7 million

•	Net increase in cash of $21.9 million with free cash flow(1) generation of $66.3 million

•	Initiated $150.0 million share buyback program and repurchased $40.4 million of C&J common stock

(USD in thousands, except per share amounts)
	Twelve Months Ended		Change
	December 31, 2018	December 31, 2017	Year-on-year
Revenue	$2,222,089	$1,638,739	35.6%
Net income (loss)	(130,005)	22,457	(678.9)%
Adjusted net income (1)	54,002	14,466	273.3%
Operating loss	(130,973)	(15,779)	730.0%
Adjusted EBITDA(1)	283,681	130,862	116.8%
EPS	$(1.94)	$0.37	(624.3)%
Adjusted EPS(1)	$0.81	$0.24	237.5%

“2018 was another strong year for C&J Energy Services. We grew annual revenue to a company record $2.2 billion, generating Adjusted EBITDA of $283.7 million, approaching the highest in C&J's history. As we entered the year, many of our customers were in the process of accelerating both completion and well servicing activities, and we executed at the highest levels by delivering superior service quality and safety. Through solid execution we grew both revenue and profitability in all three of our reportable segments, which drove an increase in both consolidated annual revenue and Adjusted EBITDA of 36% and 117%, respectively. Additionally, we generated $66.3 million of free cash flow, part of which we used to repurchase approximately 2.4 million shares of C&J common stock for $40.4 million in 2018. We also accomplished many of our strategic objectives by deploying both new and refurbished equipment in all of our core product lines, integrating O-Tex into our operations, disposing of non-core businesses, and deploying new technologies from our R&T division, while maintaining our strong balance sheet and liquidity position. Importantly, we did this while also achieving the best safety record by incident rates in our Company's history. I am proud of our employees’ efforts, our safe and high quality operational performance and the annual growth and profitability we were able to achieve despite the challenging market conditions that we had to navigate in the second half of the year,” commented C&J’s President and Chief Executive Officer, Don Gawick.

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Fourth Quarter 2018 Results and Highlights

•	Net increase in cash of $59.8 million with free cash flow(1) generation of $78.2 million in the fourth quarter

•	Repurchased an additional 1.4 million shares of C&J common stock for $20.0 million

•	Maintained capital discipline with capital spending reduced 25% sequentially

•	Continued lowering costs including a 27% year-over-year reduction in SG&A expense

•	Temporarily idled two horizontal frac fleets in line with our disciplined returns focused strategy

•	Reduced our spot fracturing fleet count to 2Q'18 levels reflecting our customer partnership strategy

•	Grew Well Support Services segment revenue 5% sequentially and exited the quarter with our highest deployed workover rig count of 2018

(USD in thousands, except per share amounts)
	Three Months Ended			Change
	December 31, 2018	September 30, 2018	December 31, 2017	Sequential	Year-on-year
Revenue	$490,644	$567,924	$491,750	(13.6)%	(0.2)%
Net income (loss)	(189,527)	10,433	56,995	(1,916.6)%	(432.5)%
Adjusted net income (loss)(1)	(18,167)	10,562	19,702	(272.0)%	(192.2)%
Operating income (loss)	(191,583)	9,376	27,462	(2,143.3)%	(797.6)%
Adjusted EBITDA(1)	49,419	72,802	57,271	(32.1)%	(13.7)%
EPS	$(2.87)	$0.16	$0.88	(1,893.8)%	(426.1)%
Adjusted EPS(1)	$(0.27)	$0.16	$0.31	(268.8)%	(187.1)%

“Challenging headwinds continued from the third quarter across the fourth quarter, resulting from high levels of customer budget exhaustion, Permian takeaway constraints and more profound year-end seasonality, which caused both consolidated revenue and profitability to decline sequentially. In our fracturing business, we temporarily idled two horizontal fleets early in the fourth quarter to minimize the impact from soft market conditions and to lower overall costs, while looking to re-deploy those fleets with efficient operators. We successfully placed both fleets with dedicated customers that commenced favorable 2019 completion programs late in the fourth quarter. Our wireline and pumping businesses were negatively affected by the prevailing market conditions and the general slowing of completion activity going into year-end. Demand for large diameter coiled tubing remained strong and the number of drilling rigs we serviced in our cementing business remained steady; however, our Well Construction and Intervention Services segment results declined sequentially mostly due to year-end seasonality. Our Well Support Services segment performed well in the quarter with revenue and profitability increasing sequentially despite higher than expected levels of year-end seasonality.

“We have continued to focus on cutting costs, reducing capital expenditures and proactively managing working capital, which generated $78.2 million of free cash flow in the fourth quarter. We used just over $20.0 million of this to return value to shareholders through the repurchase of C&J common stock. Looking to 2019, based on current customer feedback and improving commodity prices, we currently believe that our businesses should gradually improve from the fourth quarter lows. Irrespective of market conditions, we are committed to creating long-term shareholder value by generating targeted returns, maintaining a disciplined capital deployment strategy and generating free cash flow,” Mr. Gawick concluded.

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For the fourth quarter of 2018, revenue totaled $490.6 million and was essentially flat compared to the fourth quarter of 2017, but decreased 13.6% compared to the third quarter of 2018. We reported a fourth quarter 2018 net loss of $189.5 million, or $(2.87) per diluted share, which included a $146.0 million impairment of goodwill and a $21.4 million loss on the retirement of certain assets to be discussed in the Other Financial Information section below. This compared to net income of $57.0 million, or $0.88 per diluted share, in the fourth quarter of 2017, and net income of $10.4 million, or $0.16 per diluted share, in the third quarter of 2018.

We reported an Adjusted Net Loss(1) of $18.2 million, or $(0.27) per diluted share, for the fourth quarter of 2018, compared to Adjusted Net Income of $19.7 million, or $0.31 per diluted share, for the fourth quarter of 2017, and Adjusted Net Income of $10.6 million, or $0.16 per diluted share, in the third quarter of 2018. During the fourth quarter of 2018, Adjusted EBITDA(1) totaled $49.4 million compared to Adjusted EBITDA of $57.3 million in the fourth quarter of 2017, and Adjusted EBITDA of $72.8 million in the third quarter of 2018. Please refer to footnote (1) for further information on these non-GAAP financial measures.

Other Financial Information

Our selling, general and administrative ("SG&A") expense in the fourth quarter of 2018 was $49.8 million, compared to $68.0 million in the fourth quarter of 2017, and flat sequentially. Our SG&A expense declined year-over-year mostly due to reductions in compensation expense, acquisition-related costs and general corporate overhead.

Depreciation and amortization expense in the fourth quarter of 2018 was $63.4 million, compared to $39.9 million in the fourth quarter of 2017, and $60.7 million in the third quarter of 2018. The sequential increase was driven by capital expenditures associated with new and refurbished equipment placed into service during the third and fourth quarters of 2018.

With the softness in the equity markets in December and the consequential negative impact on our market capitalization, the results of our annual goodwill impairment assessment prompted us to record a non-cash impairment charge of $146.0 million associated with our Well Construction and Intervention Services reporting unit. Additionally, in line with our returns focused strategy and disciplined approach to capital deployment, we retired certain fracturing, coiled tubing and well servicing assets that were deemed to be obsolete with unfavorable economics for refurbishment based on prevailing customer preferences and current market conditions.  The impact on our fourth quarter 2018 results from the retirement of those assets was a $21.4 million loss on disposition.

Liquidity and Capital Expenditures

As of December 31, 2018, we had a cash balance of $135.7 million and no borrowings drawn on our credit facility. We exited the fourth quarter with borrowing capacity of $234.7 million, resulting in $370.4 million of total liquidity as of December 31, 2018. During the fourth quarter, we repurchased 1.4 million shares of C&J common stock at an average price of $13.85 per share for approximately $20.0 million. With these stock repurchases, we executed $40.4 million of the Company's $150.0 million stock repurchase program previously announced on August 2, 2018.

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Capital expenditures totaled $66.8 million during the fourth quarter of 2018, compared to $58.7 million in the fourth quarter of 2017, and $88.5 million in the third quarter of 2018. The sequential decrease in capital expenditures was the result of lower growth capital spending.

Business Segment Results

Completion Services

In our Completion Services segment, we generated fourth quarter 2018 revenue of $293.3 million, a decrease of 14.6% compared to revenue of $343.2 million generated in the fourth quarter of 2017, and a decrease of 21.4% compared to third quarter 2018 revenue of $373.3 million. For the fourth quarter of 2018, we reported net loss of $17.0 million, which included a $16.3 million loss on the disposition of certain assets and a $6.1 million inventory reserve largely associated with a previously divested business. Adjusted EBITDA(2) for the fourth quarter of 2018 totaled $44.0 million. This is compared to net income of $50.8 million resulting in Adjusted EBITDA of $72.6 million for the fourth quarter of 2017, and net income of $30.9 million resulting in Adjusted EBITDA of $66.1 million for the third quarter of 2018.

Revenue and profitability decreased year-over-year and sequentially in our Completion Services segment due to customer budget exhaustion and lower utilization levels. Due to soft market conditions, we temporarily idled two horizontal fleets early in the fourth quarter. We focused on reallocating fleets on a dedicated basis to large, efficient customers and these two fleets were successfully re-deployed to dedicated customers in early December, and we exited the fourth quarter at our third quarter exit rate of 695,000 HHP deployed. In our wireline and pumping businesses, lower customer activity levels from budget exhaustion, year-end seasonality and weather-driven delays resulted in both revenue and profitability decreasing year-over-year and sequentially.

Well Construction and Intervention Services

In our Well Construction and Intervention Services (“WC&I”) segment, we generated fourth quarter 2018 revenue of $93.5 million, an increase of 66.1% compared to revenue of $56.3 million generated in the fourth quarter of 2017. The increase in revenue was primarily due to the expansion of our cementing business with the acquisition of O-Tex Holdings, Inc. (“O-Tex”) at the end of November 2017. Fourth quarter 2018 revenue decreased 2.3% compared to revenue of $95.7 million generated in the third quarter of 2018. For the fourth quarter of 2018, we reported a net loss of $141.7 million that included a $146.0 million impairment of goodwill and a $2.3 million loss on the retirement of certain assets. Adjusted EBITDA(2) for the fourth quarter of 2018 totaled $15.7 million. This compared to net income of $29.8 million, which included a $29.0 million tax benefit, resulting in Adjusted EBITDA of $9.8 million for the fourth quarter of 2017, and net income of $7.1 million resulting in Adjusted EBITDA of $17.1 million for the third quarter of 2018.

The deployment of additional assets and the acquisition of O-Tex caused both revenue and profitability in our Well Construction and Intervention Services segment to increase year-over-year; however, fourth quarter revenue and profitability decreased sequentially mostly due to customer budget exhaustion and year-end seasonality. These conditions particularly impacted our cementing business, and we experienced unexpected customer shutdowns. All of our large diameter coiled tubing units were deployed throughout the quarter, but overall activity levels decreased due to higher levels of year-end seasonality and an unfavorable job mix as completion-driven activity levels slowed at year-end.

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Well Support Services

In our Well Support Services segment, we generated fourth quarter 2018 revenue of $103.9 million, an increase of 12.6% compared to revenue of $92.3 million generated in the fourth quarter of 2017. Fourth quarter 2018 revenue increased 4.9% compared to revenue of $99.0 million generated in the third quarter of 2018. For the fourth quarter of 2018, we reported a net loss of $4.0 million that included a $2.8 million loss on the retirement of certain assets. Adjusted EBITDA(2) for the fourth quarter of 2018 totaled $12.9 million. This compared to net income of $2.7 million, which included a $19.7 million gain on the sale of our Canadian rig services business, with Adjusted EBITDA of $2.7 million for the fourth quarter of 2017. For the third quarter of 2018 we reported a net loss of $5.8 million that resulted in Adjusted EBITDA of $10.8 million.

Segment revenue and profitability increased both year-over-year and sequentially due to the deployment of additional assets in the U.S. and higher overall pricing for our services. The prior year period contained partial results from our Canadian rig services business that we divested in early November 2017, which diluted the 2018 year-over-year operating results improvement. In our rig services business, we deployed additional workover rigs into our core operating basins of California and West Texas, and we exited the fourth quarter with our highest deployed workover rig count of 2018. These improved results were partially offset by higher levels of year-end seasonality and select unexpected customer shutdowns in several of our core operating basins, especially in the Bakken and the Rocky Mountain regions. Special services revenue and profitability remained strong primarily due to increased fishing and rental activity in select basins. Our fluids management business benefited from the full implementation of several contract wins in the third quarter of 2018 for California operations, which was partially offset by lower activity levels in South Texas due to unexpected downtime at certain saltwater disposal wells.

Forward Outlook

Focusing on the first quarter of 2019, our current outlook is mixed. We expect some utilization improvement in our fracturing business primarily due to the refreshed capital expenditure budgets of our customers and having more fleets dedicated to large, efficient customers. We have experienced a slow start to the year in our wireline and pumping businesses and the recent reduction in the drilling rig count combined with a more competitive services environment has resulted in some softness in customer demand for our cementing services. In response to these challenges, we remain focused on further reducing our cost structure, efficiently deploying our asset base to meet evolving customer demand and reducing capital spending to be more in line with our maintenance capital needs. We expect additional improvement in our Well Support Services segment due to increased market share, the full quarter's impact of new contract activity gained in the prior quarter, and customer appetite to deploy capital to increase production through well repair and maintenance activities.

With regards to the full year 2019, we expect market conditions to progressively improve, which should result in gradual improvement in our Completion Services segment throughout the year. The steady ramp in completion activity should result in utilization improvement in our fracturing business and improved demand for our wireline and pumping services. We expect our Well Support Services segment to steadily improve as customers value our record of providing superior service quality and safety, and as customers continue to allocate more capital to workover and maintenance activities. In our Well Construction and Intervention Services segment, we expect the fluctuations in the drilling rig count to affect our cementing business, but our coiled tubing business should remain steady as demand for large diameter coil remains strong.

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Conference Call Information

We will host a conference call on Thursday, February 21, 2019 at 10:00 a.m. ET / 9:00 a.m. CT to discuss our full year and fourth quarter 2018 financial and operating results. Interested parties may listen to the conference call via a live webcast accessible on our website at www.cjenergy.com or by calling U.S. (Toll Free): 1-855-560-2574 or International: 1-412-542-4160 and asking for the “C&J Energy Services' Earnings Call.” Please dial-in ten to fifteen minutes before the scheduled call time to avoid any delays entering the earnings call. An archive of the webcast will be available shortly after the call on our website at www.cjenergy.com for twelve months following the call. A replay of the call will also be available for one week by calling U.S. (Toll Free): 1-877-344-7529 or International: 1-412-317-0088, using the access code: 10127786.

About C&J Energy Services

C&J Energy Services is a leading provider of well construction and intervention, well completion, well support and other complementary oilfield services and technologies to oil and gas exploration and production companies throughout the United States. We are a completions-focused service provider offering a diverse suite of services across the life cycle of the well, including hydraulic fracturing, cased-hole wireline and pumping, cementing, coiled tubing, rig services, fluids management, other completions logistics, and specialty well site support services. We are headquartered in Houston, Texas and operate across all active onshore basins of the continental United States. For additional information about C&J, please visit www.cjenergy.com.

C&J Energy Services Investor Contact
Daniel E. Jenkins
Vice President – Investor Relations
investors@cjenergy.com
1-713-260-9986

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements that address circumstances, activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. In addition, words such as “anticipate,” “believe,” “ensure,” “expect,” “if,” “once” “intend,” “plan,” “focus,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” variations of such words and similar expressions that convey the uncertainty of future events or outcomes are intended to identify forward-looking statements. Forward-looking statements contained in this news release, which are not generally historical in nature, include those that express a belief, expectation or intention regarding our future activities, plans and goals and our current expectations with respect to, among other things: our ability to successfully integrate acquisitions; our operating cash flows, the availability of capital and our liquidity; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.

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Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to supply of oil and gas, declining or perceived instability of commodity prices, overcapacity of supply, constrained pipeline capacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of drilling, completion and production activity and spending patterns by our customers; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity; pressure on pricing for our services, including due to competition and industry and/or economic conditions, which impacts, among other things, our ability to implement price increases or maintain pricing and margin on our services; the loss of, or interruption or delay in operations by, one or more customers; the failure by one or more of our customers to pay amounts when due, or at all; changes in customer requirements in the markets or industries we serve; costs, delays, compliance requirements and other difficulties in executing our short-and long-term business plans and growth strategies; the effects of recent or future acquisitions on our business, including our ability to successfully integrate our operations and the costs incurred in doing so and the costs and potential liabilities associated with new or expanded areas of operational risks (such as offshore or international operations); business growth outpacing the capabilities of our infrastructure; the loss of, or interruption or delay in operations by, one or more of our key suppliers, including resulting from product defects, recalls or suspensions; adverse weather conditions in oil and gas producing regions; operating hazards inherent in our industry, including the possibility of accidents resulting in personal injury or death, property damage or environmental damage; the effect of environmental and other governmental regulations on our operations, including the risk that future changes in the regulation of hydraulic fracturing could reduce or eliminate demand for our hydraulic fracturing services; the incurrence of significant costs and liabilities resulting from litigation or governmental proceedings; the incurrence of significant costs and liabilities or severe restrictions on our operations or the inability to perform certain operations or provide certain services resulting from a failure to comply, or our compliance with, new or existing regulations; the effect of new or existing regulations, industry and/or commercial conditions on the availability of and costs for raw materials, consumables and equipment; our ability to implement new technologies and services; the loss of, or inability to attract, key management and other competent personnel; a shortage of qualified workers; damage to or malfunction of equipment; our ability to maintain sufficient liquidity and/or obtain adequate financing to allow us to execute our business plan; and our ability to comply with covenants under our new credit facility.

C&J cautions that the foregoing list of factors is not exclusive. For additional information regarding known material factors that could cause our actual results to differ from our present expectations and projected results, please see our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

_________________________

(1)
Adjusted Net Income (Loss) is defined as net income (loss) plus the after-tax amount of acquisition-related costs and other non-routine items. Adjusted Net Income (Loss) per diluted share is calculated as Adjusted Net Income (Loss) divided by diluted weighted average common shares outstanding. Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization, other income (expense), gain or loss on disposal of assets, acquisition-related costs and other non-routine items. Free cash flow is defined as the net increase (decrease)

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in cash and cash equivalents before financing activities, including share repurchase activity. Management believes that Adjusted Net Income (Loss), Adjusted EBITDA on a consolidated basis are useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the Company’s normal operating results. Management believes free cash flow is important to investors in that it provides a useful measure to assess management's effectiveness in the areas of profitability and capital management. For a reconciliation of net income (loss) to each of Adjusted Net Income (Loss), Adjusted EBITDA and for a reconciliation of net increases (decreases) in cash and cash equivalents to free cash flow, please see the tables at the end of this press release.

(2)
Adjusted EBITDA at the segment level is not considered to be a non-GAAP financial measure as it is our segment measure of profit or loss and is required to be disclosed under GAAP pursuant to ASC 280. Reconciliations of Adjusted EBITDA from net income at a segment level are being provided as supplemental financial information.

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C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Years Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Revenue	$490,644	$567,924	$491,750	$2,222,089	$1,638,739
Costs and expenses:
Direct costs	396,642	445,466	375,896	1,724,707	1,288,092
Selling, general and administrative expenses	49,797	49,870	67,975	225,511	250,871
Research and development	1,438	1,294	1,424	6,286	6,368
Depreciation and amortization	63,389	60,748	39,940	224,867	140,650
Impairment expense	146,015	—	—	146,015	—
(Gain) loss on disposal of assets	24,946	1,170	(20,947)	25,676	(31,463)
Operating income (loss)	(191,583)	9,376	27,462	(130,973)	(15,779)
Other income (expense):
Interest expense, net	(617)	(669)	(251)	(3,899)	(1,527)
Other income (expense), net	2,716	222	(1,220)	2,453	3
Total other income (expense)	2,099	(447)	(1,471)	(1,446)	(1,524)
Income (loss) before income taxes	(189,484)	8,929	25,991	(132,419)	(17,303)
Income tax expense (benefit)	43	(1,504)	(31,004)	(2,414)	(39,760)
Net income (loss)	$(189,527)	$10,433	$56,995	$(130,005)	$22,457
Net income (loss) per common share:
Basic	$(2.87)	$0.16	$0.89	$(1.94)	$0.37
Diluted	$(2.87)	$0.16	$0.88	$(1.94)	$0.37
Weighted average common shares outstanding:
Basic	66,138	67,008	64,234	66,897	61,208
Diluted	66,138	67,021	64,497	66,897	61,460

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C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$135,746	$113,887
Accounts receivable, net of allowance of $4,877 at December 31, 2018 and $4,269 at December 31, 2017	309,104	367,906
Inventories, net	62,633	77,793
Prepaid and other current assets	22,357	33,011
Total current assets	529,840	592,597
Property, plant and equipment, net of accumulated depreciation of $320,134 at December 31, 2018 and $133,755 at December 31, 2017	737,292	703,029
Other assets:
Goodwill	—	147,515
Intangible assets, net	115,072	123,837
Deferred financing costs, net of accumulated amortization of $2,932 at December 31, 2018 and $608 at December 31, 2017	4,574	3,379
Other noncurrent assets	37,676	38,500
Total assets	$1,424,454	$1,608,857
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$140,109	$138,624
Payroll and related costs	48,873	52,812
Accrued expenses	55,430	67,414
Total current liabilities	$244,412	$258,850
Deferred tax liabilities	537	3,917
Other long-term liabilities	26,176	24,668
Total liabilities	$271,125	$287,435
Commitments and contingencies
Shareholders' equity
Common stock, par value of $0.01, 1,000,000,000 shares authorized, 66,120,015 and 68,546,820 issued and outstanding at December 31, 2018 and December 31, 2017, respectively	661	686
Additional paid-in capital	1,273,524	1,298,859
Accumulated other comprehensive loss	(148)	(580)
Retained earnings (deficit)	(120,708)	22,457
Total stockholders' equity	1,153,329	1,321,422
Total liabilities and stockholders' equity	$1,424,454	$1,608,857

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C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Years Ended
	December 31, 2018	December 31, 2017
Cash flows from operating activities:
Net income (loss)	$(130,005)	$22,457
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	224,867	140,650
Impairment expense	146,015	—
Deferred income taxes	(2,986)	(31,244)
Provision for doubtful accounts	1,489	4,444
(Gain) loss on disposal of assets	25,676	(31,463)
Share-based compensation expense	18,845	23,437
Amortization of deferred financing costs	2,324	608
Changes in operating assets and liabilities:
Accounts receivable	55,478	(203,101)
Inventories	8,937	(26,072)
Prepaid expenses and other current assets	12,663	16,013
Accounts payable	(5,183)	41,801
Payroll related costs and accrued expenses	(21,097)	38,104
Income taxes receivable	4,552	1,714
Other	489	2,746
Net cash provided by operating activities	342,064	94
Cash flows from investing activities:
Purchases of and deposits on property, plant and equipment	(311,059)	(210,186)
Proceeds from disposal of property, plant and equipment and non-core service lines	33,399	68,250
Business acquisition and purchase price adjustment	1,500	(133,750)
Net cash used in investing activities	(276,160)	(275,686)
Cash flows from financing activities:
Financing costs	(3,519)	(1,739)
Proceeds from issuance of common stock, net of offering costs	—	215,920
Settlement and employee tax withholding on restricted stock vesting	(3,854)	(3,842)
Shares repurchased and retired	(37,053)	—
Net cash provided by (used in) financing activities	(44,426)	210,339
Effect of exchange rate changes on cash	381	(2,102)
Net increase (decrease) in cash and cash equivalents	21,859	(67,355)
Cash and cash equivalents, beginning of year	113,887	181,242
Cash and cash equivalents, end of year	$135,746	$113,887

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C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME (LOSS)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017
Net income (loss)	$(189,527)	$10,433	$56,995
Adjustments, net of tax:
Impairment expense	146,015	—	—
Loss on retirement of assets	21,410	—	—
Inventory reserve	6,131	—	—
Settlements related to financial restructuring	(2,400)	—	—
Income tax benefit associated with the O-Tex acquisition	—	—	(28,950)
Net gain on sale of Canadian rig services business	—	—	(11,766)
Acquisition-related and other transaction costs	—	—	3,423
Other	204	129	—
Adjusted net income (loss)	$(18,167)	$10,562	$19,702
Per common share:
Net income (loss) diluted	$(2.87)	$0.16	$0.88
Adjusted net income (loss) diluted	$(0.27)	$0.16	$0.31

Diluted weighted average common shares outstanding	66,138	67,021	64,497

Page	12	of	18

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF SG&A TO ADJUSTED SG&A
(In thousands)
(Unaudited)

	Three Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017
SG&A	$49,797	$49,870	$67,975
Restructuring costs	(317)	(226)	(1,952)
Acquisition-related and other transaction costs	—	—	(3,423)
Other	(204)	(104)	(3,233)
Adjusted SG&A	$49,276	$49,540	$59,367

Revenue	$490,644	$567,924	$491,750
Adjusted SG&A as a percentage of revenue	10.0%	8.7%	12.1%

Page	13	of	18

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended			Years Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net income (loss)	$(189,527)	$10,433	$56,995	$(130,005)	$22,457
Depreciation and amortization	63,389	60,748	39,940	224,867	140,650
Impairment expense	146,015	—	—	146,015	—
(Gain) loss on disposal of assets	24,946	1,170	(20,947)	25,676	(31,463)
Interest expense, net	617	669	251	3,899	1,527
Other (income) expense, net	(2,716)	(222)	1,220	(2,453)	(3)
Income tax expense (benefit)	43	(1,504)	(31,004)	(2,414)	(39,760)
Severance and business divestiture costs	—	1,282	5,441	7,461	5,954
Inventory reserve	6,131	—	—	6,131	—
Restructuring costs	317	226	1,952	3,330	11,236
Acquisition-related and other transaction costs	—	—	3,423	970	4,606
Share-based compensation expense acceleration	204	—	—	204	15,658
Adjusted EBITDA	$49,419	$72,802	$57,271	$283,681	$130,862

Page	14	of	18

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended December 31, 2018
	Completion Services	WC&I	Well Support Services	Corporate / Elimination	Total
Net loss	$(17,023)	$(141,650)	$(4,013)	$(26,841)	$(189,527)
Depreciation and amortization	37,848	9,952	13,155	2,434	63,389
Impairment expense	—	146,015	—	—	146,015
(Gain) loss on disposal of assets	20,202	1,364	3,379	1	24,946
Interest expense, net	—	—	28	589	617
Other (income) expense, net	(3,170)	—	306	148	(2,716)
Income tax expense	—	—	—	43	43
Inventory reserve	6,131	—	—	—	6,131
Other	—	—	—	521	521
Adjusted EBITDA	$43,988	$15,681	$12,855	$(23,105)	$49,419

Page	15	of	18

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended September 30, 2018
	Completion Services	WC&I	Well Support Services	Corporate / Elimination	Total
Net income (loss)	$30,940	$7,071	$(5,832)	$(21,746)	$10,433
Depreciation and amortization	32,394	10,752	16,248	1,354	60,748
(Gain) loss on disposal of assets	1,394	(682)	458	—	1,170
Interest expense, net	—	—	24	645	669
Income tax benefit	—	—	—	(1,504)	(1,504)
Severance and business divestiture costs	1,218	—	64	—	1,282
Other	178	—	(170)	(4)	4
Adjusted EBITDA	$66,124	$17,141	$10,792	$(21,255)	$72,802

Page	16	of	18

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended December 31, 2017
	Completion Services	WC&I	Well Support Services	Corporate / Elimination	Total
Net income (loss)	$50,844	$29,778	$2,670	$(26,297)	$56,995
Depreciation and amortization	21,453	5,316	12,365	806	39,940
(Gain) loss on disposal of assets	(423)	(831)	(19,693)	—	(20,947)
Interest expense, net	(1)	—	147	105	251
Other (income) expense, net	684	(13)	1,551	(1,002)	1,220
Income tax benefit	—	(28,950)	—	(2,054)	(31,004)
Severance and business divestiture costs	—	—	5,441	—	5,441
Restructuring costs	14	—	217	1,721	1,952
Acquisition-related and other transaction costs	—	4,475	—	(1,052)	3,423
Adjusted EBITDA	$72,571	$9,775	$2,698	$(27,773)	$57,271

Page	17	of	18

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCREASE IN CASH AND CASH EQUIVALENTS TO FREE CASH FLOW
(In thousands)
(Unaudited)

	December 31, 2018
	Three Months Ended	Year Ended
Net increase in cash and cash equivalents	$59,842	$21,859
Share repurchases (1)	16,721	37,053
Other financing activities	1,673	7,373
Free cash flow	$78,236	$66,285

_________________________
(1) $3.3 million of share repurchases were transacted on December 28, 2018 and December 31, 2018 and settled in cash on January 2, 2019 and January 3, 2019.

Page	18	of	18